THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT is made as of this 24th day of February, 2016, by and among AQUA AMERICA, INC., a Pennsylvania corporation (the “Borrower”), the several banks which are parties to this Agreement (each a “Bank” and collectively, the “Banks”) and PNC BANK, NATIONAL ASSOCIATION in its capacity as agent for the Banks (in such capacity, the “Agent”).

BACKGROUND

A. The Borrower, the Agent and certain of the Banks party thereto (the “Existing Banks”) are parties to a Credit Agreement, dated as of March 23, 2012 (as heretofore amended, supplemented, modified, or restated, the “Credit Agreement”), pursuant to which the Existing Banks have agreed to make revolving credit loans to the Borrower in an aggregate outstanding amount of up to $200,000,000 (the “Loans”).  The Loans are evidenced by the Borrower’s Revolving Credit Notes in the aggregate principal face amount of $200,000,000 (the “Existing Notes”).

B. The Borrower has requested an increase in the Total Commitment from $200,000,000 to $250,000,000, such increase to become effective on February 24, 2016 (the “Effective Date”).

C. The Borrower, the Agent and the Banks have agreed to (i) increase the amount of the revolving credit facility by $50,000,000 so that the Total Commitment will be $250,000,000,  (ii) add Bank of America, N.A. as an additional Bank under the Credit Agreement, and (iii) modify certain provisions of the Credit Agreement, all on the terms and subject to the conditions herein set forth.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
2. Amendment to Credit Agreement. Effective on the Effective Date, the Credit Agreement is hereby amended as follows:

(a) The amount of the Total Commitment is hereby increased from $200,000,000 to $250,000,000.  $25,000,000 of such increase shall become the Commitment of Bank of America, N.A. upon its joinder as a party to the Credit Agreement as provided hereunder.  To give effect to the increase in the Total Commitment, the joinder of Bank of America, N.A. as a Bank and changes in the Commitments of certain of the Existing Banks,

Schedule I to the Credit Agreement is hereby amended and replaced with Schedule I attached hereto.
(b) The definitions of “Eurodollar Base Rate” and “Executive Order No. 13224” in Section 1.1 are hereby deleted.
(c) The following sentence is hereby added at the end of the definition of “Daily LIBOR Rate” in Section 1.1:

“Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(d) The definitions of “Applicable Facility Fee Percentage”, Applicable Margin”, “Eurodollar Rate”, “FATCA” and “Termination Date” in Section 1.1 are hereby amended and restated to read in full as follows:

“Applicable Facility Fee Percentage”:  on any date, the percentage per annum set forth below opposite the Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 5.2(a) prior to such date:

Level	Leverage Ratio	Applicable Facility Fee Percentage

I	Less than or equal to 55%	0.075%
II	Greater than 55%, but less than or equal to 60%	0.100%
III	Greater than 60%	0.125%

provided,  however, that (a) adjustments, if any, to the Applicable Facility Fee Percentage resulting from a change in the Leverage Ratio shall be effective on the last date by which the Compliance Certificate for the fiscal quarter in which such change occurred can be delivered without violation of subsection 5.2(a), (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.2(a), the Applicable Facility Fee Percentage from such date until such Compliance Certificate is actually delivered shall be that applicable under Level III, (c) in the event that the actual Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Facility Fee Percentage shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Agent of the annual financial statements required by subsection 5.1(a) for the fiscal year ended December 31, 2015 together with the accompanying Compliance Certificate, the

Applicable Facility Fee Percentage shall be that applicable under Level I.  Any additional Facility Fees that are due to the Banks resulting from the operation of clause (c) above shall be payable by the Borrower to the Banks within five (5) days after receipt of a written demand therefor from the Agent.

“Applicable Margin”:  on any date for any Eurodollar Loan the percentage per annum set forth below in the column entitled “Applicable Margin - Eurodollar Loans” opposite the Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 5.2(a) prior to such date:

Level	Leverage Ratio	Applicable Margin - Eurodollar Loans

I	Less than or equal to 55%	0.725%
II	Greater than 55%, but less than or equal to 60%	0.750%
III	Greater than 60%	0.825%

;  provided,  however, that (a) adjustments, if any, to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the last date by which the Compliance Certificate for the fiscal quarter in which such change occurred can be delivered without violation of subsection 5.2(a), (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.2(a), the Applicable Margin from such date until such Compliance Certificate is actually delivered shall be that applicable under Level III, (c) in the event that the actual Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) anything in this definition to the contrary notwithstanding, until receipt by the Agent of the annual financial statements required by subsection 5.1(a) for the fiscal year ended December 31, 2015 together with the accompanying Compliance Certificate, the Applicable Margin shall be that applicable under Level I.  Any additional interest that is due to the Banks resulting from the operation of clause (c) above shall be payable by the Borrower to the Banks within five (5) days after receipt of a written demand therefor from the Agent.  The Applicable Margin for all Base Rate Loans shall be zero percent (0%).

“Eurodollar Rate”:  with respect to the Loans comprising any Eurodollar Borrowing for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent as an authorized information vendor for the purpose of displaying rates at which U.S.

dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Borrowing and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements; provided, however, that if the Eurodollar Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Borrowing that is outstanding on the effective date of any change in the Eurocurrency Reserve Requirements as of such effective date.  The Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

 “Termination Date”:  the earlier of (a) February 23, 2021 and (b) the date the Commitments are terminated as provided herein.

(e) For the avoidance of doubt, notwithstanding the increase in the Total Commitment provided for in Section 2(a) hereof or any previous increases in the Total Commitment, the provisions of Section 2.8(d) permitting an increase in the Total Commitment of up to an additional $50,000,000 shall be and remain in effect on and after the Effective Date subject to the terms and conditions therein provided.

(f) Effective on the Effective Date, Schedule 3.13 of the Credit Agreement shall be updated and replaced by the corresponding Schedule 3.13 set forth in Exhibit B hereto.

3. Joinder of Bank of America, N.A.  Effective on the Effective Date, Bank of America, N.A. hereby joins in and becomes a party to the Credit Agreement with a Commitment of $25,000,000, agrees to be bound by the provisions of the Credit Agreement and shall have the rights and obligations of a Bank thereunder and under any other document issued in connection therewith.  Bank of America, N.A. hereby makes and agrees to be bound by all of the representations, warranties and agreements set forth in Section 9.6(c) of the Agreement as if it were the assignee of its Commitment under the provisions of Section 9.6.

4. Revolving Credit Loans. On the Effective Date, (i) the Borrower shall repay all Revolving Credit Loans then outstanding (including any amount required under Section 2.13 of the Credit Agreement in connection with such repayment) and simultaneously reborrow a like amount of Revolving Credit Loans from the Banks according to each Bank's new Commitment Percentage, and (ii) the Commitment of each Bank shall be the amount set forth opposite its name on Schedule I to the Credit Agreement, as amended hereby.

5. Revolving Credit Notes.  On the date hereof, the Borrower shall deliver to the Agent an amended and restated Revolving Credit Note in favor of each of the Existing Banks and a new Revolving Credit Note in favor of Bank of America, N.A., each in the principal amount equal to such Bank’s new Commitment as set forth on Schedule I to the Credit Agreement, as amended hereby (collectively, the “New Notes”).  Promptly thereafter, the Agent shall deliver to each Bank such Bank’s New Note.  In the case of each of the Existing Banks, its New Note shall be in substitution for such Existing Bank’s Existing Note.

6. Loan Documents.  Except where the context clearly requires otherwise, all references to the Credit Agreement in any of the Loan Documents or any other document delivered to the Banks or the Agent in connection therewith shall be to the Credit Agreement as amended by this Agreement.

7. Borrower’s Ratification.  The Borrower agrees that it has no defenses or set-offs against the Banks or the Agent or their respective officers, directors, employees, agents or attorneys, with respect to the Loan Documents, all of which are in full force and effect, and that all of the terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms.  The Borrower hereby ratifies and confirms its obligations under the Loan Documents as amended hereby and agrees that the execution and delivery of this Agreement does not in any way diminish or invalidate any of its obligations thereunder.

8. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Banks that:

(a) The representations and warranties made in the Credit Agreement are true and correct in all material respects as of the date hereof; provided, however, that for purposes of the representations in Section 3.1 thereof, the annual and quarterly financial information referred to in such Section shall be deemed to be the most recent such information furnished to each Bank;

(b) No Default or Event of Default under the Credit Agreement exists on the date hereof; and

(c) This Agreement and the New Notes have been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

All of the above representations and warranties shall survive the making of this Agreement.

9. Conditions Precedent.  The effectiveness of the amendment set forth herein is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of the following conditions precedent on or before the Effective Date:

(a) The Agent shall have received, with copies or counterparts for each Bank as appropriate, the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed by the Borrower, the Agent and the Banks, as applicable:

(i)	This Agreement;
(ii)	New Notes for each Bank in the face amount of such Bank’s new Commitment;
(iii)

Copies, certified by the Secretary or an Assistant Secretary of the Borrower as of a recent date, of resolutions of the board of directors of the Borrower in effect on the date hereof authorizing the execution, delivery and performance of this Agreement and the New Notes and the other documents and transactions contemplated hereby;

(iv)

Copies, certified by its corporate secretary as of a recent date, of the articles of incorporation, certificate of formation, and by-laws of the Borrower as in effect, or a certificate stating that there have been no changes to any such documents since the most recent date, true and correct copies thereof were delivered to the Agent; and

(v)	Such additional documents, certificates and information as the Agent or the Banks may require pursuant to the terms hereof or otherwise reasonably request.

(b) The Agent shall have received for the ratable account of the Banks an upfront fee equal to 15 basis points (0.15%) multiplied by the amount of the Total Commitment on the Effective Date and for its own account such other arrangement fees as have been agreed upon by the Agent and the Borrower.

(c) After giving effect to this Agreement, the representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects on and as of the date hereof; provided, however, that for purposes of the representations in Section 3.1 thereof, the annual and quarterly financial information referred to in such Section shall be deemed to be the most recent such information furnished to each Bank.

(d) No Default or Event of Default shall have occurred and be continuing as of the date hereof.
10. Miscellaneous.

(a) All terms, conditions, provisions and covenants in the Loan Documents and all other documents delivered to the Agent and the Banks in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby.  To the extent that any term or provision of this Agreement is or may be deemed expressly inconsistent with any term or provision in any Loan Document or any other document executed in connection therewith, the terms and provisions hereof shall control.

(b) The execution, delivery and effectiveness of this Agreement shall neither operate as a waiver of any right, power or remedy of the Agent or the Banks under any of the Loan Documents nor constitute a waiver of any Default or Event of Default thereunder.

(c) In consideration of the Agent’s and the Banks’ agreement to amend the existing credit facility, the Borrower hereby waives and releases the Agent and the Banks and their respective officers, attorneys, agents and employees from any liability, suit, damage, claim, loss or expense of any kind or failure whatsoever and howsoever arising that it ever had up until, or has as of, the date of this Agreement.

(d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

(e) In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(f) This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(g) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(i) This Agreement may be executed in one or more counterparts, each of which counterparts when executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Agent and the Banks have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

AQUA AMERICA, INC.

By:    /s/ David P. Smeltzer

Title:  Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Bank

By:    /s/ Domenic D’Ginto

Title:  Senior Vice President

COBANK, ACB,
as a Bank

By:    /s/ Bryan Ervin

Title:  Vice President

THE HUNTINGTON NATIONAL BANK,
as a Bank

By:    /s/ Michael Kiss

Title:  Vice President

BANK OF AMERICA, N.A., as a Bank

By:    /s/ Kevin Dobosz

Title:  Vice President

DMEAST #23311955

Exhibit A

Schedule I
Bank and Commitment Information

	*
Bank	Swing Line Commitment*	Commitment

PNC Bank, National Association 1000 Westlakes Drive, Suite 300 Berwyn, PA 19312 Attention: Dominic D’Ginto Telecopy: (610) 725-5799	$15,000,000	$115,000,000

CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village, CO 80111 Attention: Bryan Ervin Telecopy: (303) 224-2609	$0	$ 90,000,000

The Huntington National Bank 310 Grant Street, 4th Floor Pittsburgh, PA 15219 Attention: W. Christopher Kohler Telecopy: (412) 227-6108	$0	$ 20,000,000

Bank of America, N.A.	$0	$25,000,000
1600 JFK Boulevard, Suite 1100
Philadelphia, PA 19103
Attention: Elaine Cheong
Telecopy: (312) 453-6705
	__________________	_________________
Total	$15,000,000	$250,000,000

*The Swing Line Commitment is a sublimit of the Commitment.

DMEAST #23311955

Exhibit B

Schedule 3.13
Environmental Matters

Aqua acquired the South Haven IN wastewater system in 2008. The system was under a court order to address sanitary sewer overflows. Aqua has made substantial upgrades to the wastewater treatment plant and sewer collection system. Additional upgrades to the collection system are budgeted for 2016 through 2018 at a total estimated cost of $500,000.   Aqua is negotiating with the US Department of Justice and USEPA Region 5 to close out the court order.

Aqua has made improvements to the Utility Center wastewater collection system in Allen County, IN that was acquired in 2003. Installation of a diversion sewer force main and a new lift station were completed in January 2015.   These improvements were in conformance with an amended Compliance Plan submitted by Aqua to the Indiana Department of Environmental Management to address wet weather sanitary sewer overflows.  Aqua is developing a follow up plan to address additional locations that did not get resolved in the initial diversion plan.  The cost of the additional work is expected to exceed $1.0 million.

Aqua acquired the Treasure Lake water and wastewater systems in Pennsylvania in 2013.  The wastewater system contains two wastewater treatment plants and collection systems.  The older of the two plants, the East Plant, received a Notice of Violation from PADEP in September, 2013 as a result of its generally poor condition.  Aqua is currently planning to abandon it and transfer the flow to an upgraded West Plant. Although cost estimates are preliminary, the total costs to address the condition of the plant could be in excess of $1.0 million.

Aqua acquired the Presidential water and wastewater systems in Virginia in 2014.  As part of the purchase agreements, Aqua entered a Consent Order with the Virginia DEQ to install a new wastewater treatment plant to replace the existing plant which was in poor condition.  The new plant was completed in 2015.

Aqua acquired the Mifflin Township Water Authority (MTWA) in Pennsylvania in 2012.  The MTWA had entered into a Consent Order with the Pennsylvania Department of Environmental Protection (PADEP) in 2008 to address excessive water loss estimated at approximately 85% due to leaks in the system.  The consent order required water loss to be reduced to 30%.  Aqua inherited the existing consent order and its obligations as part of the purchase in 2012.  Currently, Aqua is budgeting over $2.0 million in its existing 5 year capital plan for water main replacement work in Mifflin Township to satisfy the consent order requirements.

Aqua owns the Lake White system in Ohio, and the sole source of water was two wells located close to a dam owned by the state.  Aqua was informed that the Ohio Department of Natural Resources (ODNR) must make improvements to the dam and that Aqua’s two wells would need to be abandoned.  Aqua has installed a new interconnect with the town of Waverly to supply the system while Aqua seeks to replace the well sources.  The total cost of the replacement of these wells and the interconnect with Waverly is expected to exceed $1.0 million.

DMEAST #23311955

Aqua owns many groundwater systems and these systems are sampled regularly to ensure compliance with Safe Drinking Water Act regulations.  It is not unusual for naturally occurring contaminants, such as radiologicals (uranium, combined radium) or arsenic to change over time.  When sampling results show that these naturally occurring contaminants are approaching the drinking water standards, Aqua will seek to find alternate sources, or if not feasible, install treatment to reduce the levels.  Aqua’s five year capital budget includes monies in the aggregate that exceed $1.0 million to address these well sources as needed, particularly in Texas and North Carolina where Aqua owns large numbers of groundwater systems.

DMEAST #23311955